Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

UAUA — Q1 2008 UAL CORPORATION EARNINGS CONFERENCE CALL

EVENT DATE/TIME: APRIL 22, 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

 Kathryn Mikells

 UAL Corporation - IR

 Glenn Tilton

 UAL Corporation - President - Chairman - CEO

 Jake Brace

 UAL Corporation - CFO

 John Tague

 UAL Corporation - CRO

CONFERENCE CALL PARTICIPANTS

 Frank Boroch

 Bear Stearns - Analyst

 Mike Linenberg

 Merrill Lynch - Analyst

 William Greene

 Morgan Stanley - Analyst

 Mark Streeter

 JPMorgan - Analyst

 Kevin Crissey

 UBS - Analyst

 Ray Neidl

 Calyon Securities Inc. - Analyst

 Daniel McKenzie

 Credit Suisse - Analyst

 Chris Cuomo

 Goldman Sachs - Analyst

 Bill Mastoris

 Broadpoint Capital - Analyst

 Julie Johnsson

 Chicago Tribune - Media

 Ted Reed

 Street.com - Media

 Kelly Yamanouchi

 Denver Post - Media

 Del Wilbur

 Washington Post - Media

 Lori Rensin

 Air Transport Intelligence - Media

PRESENTATION

Operator

 Ladies and gentlemen, please stand by, we are about to begin. Good morning and welcome to UAL Corporation’s earnings conference call for the first quarter of 2008. My name is Rufus and I will be your conference facilitator today. Following the prepared remarks from UAL’s management we will open the lines for questions from analysts. At the end of the analyst Q&A at approximately noon eastern time we will take questions from the media. (OPERATOR INSTRUCTIONS). This call is being recorded and is copyrighted. Please note that it cannot be recorded, transcribed or rebroadcast without UAL’s permission. Your participation implies consent to our recording of this call. If you do not agree with these terms simply drop off the line. I would now like to turn the presentation over to your host for today’s call, Kathryn Mikells. Ms. Mikells, please go ahead now.

 Kathryn Mikells  — UAL Corporation - IR

 Thanks, Rufus. Welcome to UAL’s first quarter earnings conference call. The earnings announcement was released earlier this morning and is available on our web site at www.United.com/ir. Let me point out that the information in the press release and information provided during this conference call may contain various forward-looking statements which represent the Company’s expectations or beliefs concerning future events. All forward-looking statements are based upon information currently available to the Company. A number of factors could cause actual results to differ materially from our current expectations. Please refer to our press release, Form 10-K and other reports filed with the SEC for a more thorough description of these factors. Also during the course of our call we will be discussing several non-GAAP financial measures.

For a reconciliation of these non-GAAP numbers to GAAP financial measures please refer to the tables at the end of our earnings release. While we do not have any special items in the first quarter of 2008 our prior year results include a special item related to our bankruptcy that decreased operating expenses by $22 million. As Glenn, Jake and John walk you through our numbers for the quarter they will be excluding this item unless otherwise noted. While not a special item, the deferred revenue accounting we adopted for the Mileage Plus program in 2006, as well as the change in the mileage expiration policy from 36 to 18 months we announced in early 2007, affected our revenue numbers for the quarter and the year over year comparison. In the first quarter of 2008 the change to deferred revenue accounting decreased Mileage Plus revenues by $65 million. In comparison, in the first quarter of 2007, the Company recognized $28 million in additional revenue from the change in expiration period, offset by $135 million decrease in consolidated passenger revenue driven by the change to deferred revenue accounting. The net effect for the first quarter of 2007 was a decrease in revenues of $107 million as compared to the revenues that we estimate we would have reported under our old accounting method. On a year over year basis Mileage Plus accounting resulted in a $42 million increase to first quarter 2008 consolidated passenger revenue.

You can find more information about all of these items in the tables at the end of our earnings release. And now I’d like it turn the call over to Glenn Tilton, UAL’s Chairman, President and CEO.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Thanks Kathy and good morning and welcome everyone. Joining me and participating on the call today are Jake Brace our Chief Financial Officer and John Tague, Chief Revenue Officer. Peter McDonald, Chief Operating Officer and Graham Atkinson, Chief Customer Officer are also with us and available to take questions on the call. As Kathy said earlier today, we reported our first quarter 2008 results. An increase of $618 million in fuel expense over last year drove a first quarter loss of $537 million, 371 million higher than in 2007. This was obviously a very difficult and challenging quarter for us and for the industry. That said both our revenue performance and our nonfuel cost performance were solid this quarter. Though certainly not enough to offset the extraordinary rise in fuel price.

All the network carriers who have reported results so far have reported a quarterly loss and we have seen six carriers file for bankruptcy protection in the past month, four of whom have ceased operations. At United we’re taking the necessary steps to implement the substantial changes to become profitable over time and earn reasonable returns at these fuel prices. Last week as all of you know, Delta and Northwest announced their proposed merger, citing fuel and the global competitive environment as key reasons for their decision. Consolidation is not a new topic to this industry or to United, nor is it the single answer to how we can be competitive in a dramatically changed marketplace. It’s only one of the many changes to address the gap between where we stand today and profitability and sustainability. And it’s a necessary step toward our goal of being able to earn a margin and returns commensurate with general U.S. industry. On the call today we will talk about the additional work we are doing within the Company across every facet of the business to achieve that goal.

We’re taking steps to further reduce our costs, improve revenue and trim capital spending. To put the challenge into context, if crude stays over $110 a barrel our annual fuel bill will increase by well over $2 billion, compared with last year when fuel averaged for us $72 a barrel. Today we’re announcing additional measures to ensure we can compete in an environment driven by record fuel prices and a softening economy. We are further reducing our fleet, cutting capacity and eliminating marginal flying. We will be grounding a total of 30 of our most inefficient aircraft and are slimming down our operation accordingly by reducing our work force by some 1100 people including 500 salaried and management employees. We are also cutting our capital spending and other costs in a focused manner. Jake and John will be talking more about these actions momentarily.

As most of you know we have no aircraft purchase commitments and do not plan to make any until they can earn a profit that sufficiently justifies the capital expense rather than marginally adding to the profitability of the entire system. We will continue to invest in safety and are making targeted investments in improving the customer experience. Last fall we introduced our new International first and Business Cabins and that rollout will continue. We also opened our Global Services and International First Class lobby at O’Hare, which is being well received by our premium customers. As in other industries, we’re taking a number of steps to pass on the increases in our commodity cost, aggressively implementing fare and fuel surcharge increases and we are executing our strategy to deliver new revenue streams. We will continue to build on this work charging customers for services they use and products they value while rewarding our best customers for their business and their loyalty. An example is the $25 fee for a second bag that we initiated, which we expect will generate over $175 million annually for United. Since our announcement in February four other carriers have matched the fee. We expect Economy Plus and Premium Cabin upsell to generate some $220 million this year. And all told we expect that merchandising opportunities will generate $1 billion in revenue annually over the next few years. John will be talking more about the rollout of new initiatives to increase revenue.

As I said our revenue performance for the quarter was once again among the best in the industry. Our strategy of improving yield rather than chasing marginal traffic to fill the last available seat is working. Total revenue is up 7.7% over the prior year’s quarter. Despite lower load factors and flat capacity. We have led the industry in capacity discipline and last quarter had announced a 3.5 to 4.5% reduction in domestic mainline capacity for the full year 2008. As we announced this morning, mainline domestic capacity will be down by about 9%, year-over-year by the fourth quarter and that’s on top of a 5% reduction in the fourth quarter of last year.

Our International markets continue to perform well, yet are being outpaced for the first time by the domestic markets as a direct result of the actions we’ve taken to reduce domestic capacity to better match profitable demand and support necessary fare increases. At the Company we continue to strike a balance between our domestic and international network and leverage the flexibility we have to move our assets accordingly. Setting aside fuel, our cost performance was also good with mainline CASM excluding fuel up only 2.4%, despite flat capacity.

During our investor day in February we discussed our five year plan, which provides a solid road map for the work we need to do to continue to strengthen the performance of the Company and ensure we have a clear line of sight to the performance of each business unit. In this extraordinary environment we recognize the pace of change now needs to accelerate and our actions announced today reflect just that. Oil at over $110 a barrel does not alone make the case for consolidation in this industry. It simply makes it more compelling, as does increased foreign competition and a softening economy. At United we’re well positioned to participate to the benefit of all of our stakeholders and we’re accelerating the work that will serve our customers and our shareholders well in any environment. So with that, Jake, I’ll turn the call over to you and you will walk us through more of the numbers in detail.

 Jake Brace  — UAL Corporation - CFO

 Thank you Glenn and good morning everyone. In this challenging environment we continue to take the right steps to combat record fuel costs and a softer economy. Our focus on cash flow in the interest of our shareholders makes taking what were traditionally very difficult decisions for an airline to take, things like permanently grounding aircraft, in fact, very straightforward decisions. In a seasonally weak first quarter, amid fears of recession and speculation around declining demand we again produced unit revenue results that were among the best in the industry. However, the industry as a whole failed to fully pass on rising commodity costs to consumers and our revenue growth was not enough to offset the impact of fuel costs that were 50% higher than last year. As a result our first quarter operating loss of $441 million was $327 million worse year-over-year. Pretax loss for the quarter was $542 million, $283 million worse than last year, and we recorded a net loss of $537 million or $4.45 per share. First quarter mainline RASM increased 8% year-over-year and excluding UAFC increased by 8.6%. Consolidated RASM, again, excluding UAFC increased by 8.5%, while cargo and other revenue of $451 million was up approximately 4%. We saw strong performance in cargo revenues, which grew by approximately 30% reflecting a functioning marketplace where rising commodity costs can be passed along to customers through fuel surcharges. Our performance was also aided by higher mail volumes and improved traffic mix and foreign currency gains.

Turning to costs, operating expenses increased nearly 15% in the first quarter as consolidated fuel expense increased by $618 million. Including hedging gains, average mainline jet fuel price for the quarter was $2.83, up from $1.89 a year ago and higher than our guidance due to a dip in the fuel forward curve on the last day of the quarter which caused the unrealized hedging gains that we booked for the quarter to be lower than we anticipated when we gave you guidance.

On an economic basis, the Company realized gains of $12 million from the fuel hedges it had in place in the first quarter, but on an operating basis we booked $9 million in realized gains and $32 million in unrealized gains during the quarter. If you would like more detail on our hedging gains, please see our press release. As Glenn mentioned we saw good nonfuel cost performance this quarter, especially against the backdrop of flat capacity. Mainline CASM excluding fuel increased 2.4% year-over-year coming in below the low-end of our prior guidance mainly due to timing issues.

Now let me walk you through some of the expenses where we saw significant year-over-year changes this quarter. Maintenance was up nearly 13% or $36 million due to a combination of higher maintenance volumes and higher intensity of repairs. Purchased services were $48 million or 16% higher mainly due to increased IT expenses for new applications and other technology we are deploying to support our customers and employee initiatives. We also experienced higher overflight charges and other expenses related to increased international flying and finally we saw increased ground and cargo handling expense as rates increased and we saw higher mail volumes, as I mentioned earlier. Salaries and related costs were down reflecting reduced accruals for profit sharing programs somewhat offset by higher contractual wage increases.

Landing fees and other rent were down due to ongoing efforts to eliminate underutilized space at the airports. Distribution costs for the quarter were down 2%. Over the last four years we have been at the forefront of establishing new fee arrangements with GDS Companies, as well as successfully migrating customers to lower cost channels. We believe there are more opportunities to lower sales and distribution costs further and John and his team have an aggressive plan to do so.

Finally, other operating expenses rose 9% or $24 million due to higher glycol and passenger expenses related to the storms we saw in the early part of the quarter, as well as higher hotel and crew per diem costs. Turning to below the line we recorded total non-Op expense of $101 million, 30% lower than the first quarter of 2007. The current level of interest expense reflects the progress we have made in strengthening the balance sheet by reducing debt and lowering financing costs. We also benefited year-over-year from $34 million of noncash expense that we recognized last year related to the refinancing and pay down of our credit facility. Excluding these financing related charges we saw a gross interest expense decline by $37 million year-over-year in the quarter.

Due to the strain of higher fuel costs we generated negative operating cash flow of $80 million in the first quarter. Free cash flow, which we define as operating cash flow less capital expenditures, came in at negative $181 million this quarter. As I’ve mentioned before we are very focused on cash and that’s what I will discuss in a few minutes, we are taking a number of steps to improve our cash flow.

Our unrestricted cash and short-term investments declined to $2.9 billion in line with guidance, reflecting both the $250 million shareholder distribution we made this quarter and $195 million in total on-and-off balance sheet debt reductions. We ended the quarter with total on-and-off balance sheet debt of $11.3 billion while our net debt currently stands at $8.4 billion. Overall our liquidity position is strong with nearly $3 billion in cash and about $3 billion in unencumbered assets, which provides the ability to raise additional capital should we need to. We recognize the substantial challenges facing the industry and are responding aggressively. As Glenn mentioned, the five year plan we developed last year and shared with you at our Investor day in February recognized that we would need to make substantial changes to the business to generate reasonable returns for shareholders. While the environment has become increasingly more difficult since that time the basic tenets of the plan still hold true. We need to create value for all stakeholders and as stewards of your capital we need to make investments where we can generate a good return but divest assets where we do not have that ability. We need to generate new sources of revenue and at the same time we must control our costs. Accordingly, we have put into place an action plan that is focused not only on managing through these challenging times, but also seeks to put us in a position for long-term success which we define as delivering the returns you rightly expect of us.

Our immediate action plan is focused on the following five areas. One, sizing the business appropriately to reflect the current market reality, both high fuel prices and a softer U.S. economic environment. Two, leveraging our capacity discipline to lead the industry in trying to pass on commodity cost to customers. Three, developing new revenue streams. Four, continuing to reduce nonfuel costs and five, reducing our planned capital expenditures to improve free cashflow. In a few moments John will provide more color on the first three areas, reducing capacity, pricing actions and rolling out additional revenue initiatives. It’s clear that the overwhelming majority of higher fuel costs must be recouped through higher revenue.

We also have to eliminate costs everywhere we can without diminishing the customer experience. This includes eliminating fixed and variable costs from our system and we are doing just that. Our original 2008 plan contemplated a $200 million cost reduction program for the year. After a thorough review of all of our planned expenses we have committed to reducing our nonfuel costs further. For 2008, we expect to achieve an incremental $200 million in cost reductions for a total cost reduction program of $400 million and that’s before any cost reductions related to changes in capacity. Speaking of capacity, our fleet flexibility distinguishes us from some of our peers. While we had previously announced that we plan to reduce our main line fleet by 15 to 20 aircraft, since that time we have completed further analysis concluding that it makes sense to cut our mainline domestic fleet by a total of 30 aircraft. We view these reductions as permanent and plan to eliminate the associated fixed cost from our system. This cost reduction, as I mentioned, is in addition to the $400 million program I mentioned a few minutes ago. The guidance I provide you later in the call includes all of the cost reductions I have just discussed. Finally, as an ancillary benefit the sale of some or all of these aircraft will also be positive for our liquidity.

As we reduce both our fleet and capacity we must also size the rest of our operation to reflect this reduction. We intend to reduce our salaried and management work force by 500 by the end of 2008 and reduce our represented work force by another 600 for a total headcount reduction of 1100 by year-end. These reductions will occur through a combination of attrition, retirement and furloughs.

Our original plan for 2008 provided for $650 million in nonaircraft capital expenditures. In light of the current environment we have revisited this plan and will be reducing our 2008 CapEx by $200 million this year to a full-year plan of $450 million. The reduction comes from identifying specific capital projects that have longer-term pay back or are not critical in the short-term to the execution of our strategy to be the leading carrier for premium travelers. Accordingly, we will continue to invest in initiatives that are important to our customers such as our new international first and business class seats. Our revised capital plan for 2008 addresses the stark reality our industry faces, while at the same time continuing to move forward our long-term strategy.

On the operational side, while our operational performance and DOT rankings were affected by adverse weather and ATC issues we experienced in the first two months of the quarter, we expect DOT on time arrival statistics to be significantly better in March.

I would like to thank my fellow employees for their hard work on behalf of our customers during a challenging weather and ATC environment. As the new reliability initiatives that we are putting into place continue to roll out we expect our performance metrics will continue to improve. Structural changes to the operating environment such as the new O’Hare runway expected to open in November, 2008 will help as well. Now let me turn it over to John to talk about revenue.

 John Tague  — UAL Corporation - CRO

 Thanks Jake. As both Glenn and Jake mentioned our revenue performance was again top tier in the industry, with first quarter mainline PRASM up 8.7% year-over-year and consolidated PRASM up 8.3%. Our revenue strategy and the quality of execution are driving these results. International markets continue to be strong in the first quarter but were outpaced for the first time in quite a while by domestic unit revenue growth. Mainline domestic PRASM was up 11.1% driven by a strong yield performance increasing 13.2% with our domestic capacity down 6.4%. These improvements in domestic performance take on a much greater importance in the face of moderating international performances, although this moderation is off a very strong base and significant industry capacity growth. Against this backdrop we need to continue to take aggressive actions to maintain our domestic performance. We came in slightly below our earlier guidance as the holiday period performed below our expectations. International PRASM was up 5.5% year-over-year, a strong performance especially in light of capacity growth of 9.6%. We are starting to see the impact of industry growth internationally with PRASM gains year-over-year still strong, but decelerating relative to the second half of 2007. Pacific PRASM growth was 6.1% and Atlantic PRASM grew 2.2% despite an 18.3% increase in capacity year-over-year.

Our consolidated results were driven by an 11.6% increase in yield, partially offset by a drop of 2.4 points in load factor. Similarly, our mainline results were driven by a yield improvement of 11.8% year-over-year on a 2.3 point decline in load factor. While our revenue performance is clearly among the best in the industry it was not strong enough to offset the sharp increase in the cost of fuel. As Jake discussed earlier, we have developed a comprehensive action plan to combat rising fuel costs. A primary part of that plan is to continue our capacity discipline and right size the business for the profitable demand in today’s market reality. We simply cannot fly capacity that does not contribute. With that in mind we are revising our 2008 capacity plans further downward with the bulk of the reductions occurring at the end of the summer. Our plan is to reduce mainline domestic capacity for the fourth quarter by a further 7 points from our previous expectations for about a 9 point year-over-year reduction. For the full year we expect mainline capacity will be down between 6 and 7%. Our capacity cuts while significant will however be insufficient if the industry as a whole does not behave rationally.

In addition to the domestic reduction we are also scaling back our international growth rate. As I mentioned earlier, given the significant capacity increases we see in international markets we believe it is prudent at this time to reduce our growth a bit where the economics are just not strong enough to offset these higher fuel costs. To that end we have requested the Department of Transportation to allow us to defer flying the new route that we were awarded between San Francisco and Guangzhou for one year. Our winter schedule will reflect further adjustments. While we continue to grow internationally, our international capacity growth for the fourth quarter will be reduced from our prior expectation of up to 5 points to up approximately 1%. For the full year, we expect international capacity will be up approximately 3.5 to 4.5%.

While capacity reductions and pricing discipline will clearly help, we recognize that we also need to create new sources of revenue, better matching service delivery to what customers value and will pay for. We are developing new revenue sources through the unbundling of our product and introducing new merchandising initiatives. Earlier this year we announced a new $25 checked bag fee that will go into effect in the second quarter. We estimated that this initiative would be worth approximately $100 million annually. We have now seen other carriers match this initiative and we have also broadened the scope of the fee to include all economy tickets and not just refundable ones. Because of these changes we now estimate that the fee will be worth over $175 million on an annual run rate basis, but given the magnitude of the challenge the second bag fee is just the tip of the iceberg. We need to go deeper and go farther to achieve long-term profitability. At United that is just what we are doing. Taking measured risk to manage the business to reach our goal of an average industry return over time. That includes the possibility of further unbundling such as seat assignments. While there are some technology and channel issues we have to work out, we are working to resolve those so that we can be in a position to make the right decision. At this time we do not have a rollout date for this initiative.

As we discussed, Economy Plus and premium cabin upsell initiatives are on track to deliver $220 million this year. We are also on track to complete phase one product launches in the latter half of 2008 relative to our merchandising efforts. Revenue expectations for these travel enhancement options in 2008 are modest given the late year introduction. We are, however, setting a revenue goal of $100 million for these new travel enhancements in 2009. At steady state in a few years we believe the annual run rate for these enhancement products and services can reach $400 million. You may have seen on Friday we adjusted our ticket change fee from $100 to $150. This is part of a basket of fee changes that will deliver $250 to $300 million of annual run rate value. As we look to 2009, all the new merchandising and revenue initiatives and enhancements we have introduced over the last three months will bring in about $600 million in fresh revenue, revenue that we did not have before: $175 million from the second bag fee that we lead the industry in introducing, $250 million to $300 million from adjusting general fees, $100 million from the introduction of new product enhancements and a $50 million increase year-over-year in 2009 to what we expect from E-Plus and premium cabin upsell.

Additionally we continue to exercise leadership in fare and fuel surcharge initiatives. To put that in context, United has led 18 of the approximately 45 broad based fare and fuel surcharge actions that have occurred in the domestic marketplace since October of 2007. Further, we are also leading a drive to reintroduce Saturday night stays providing much needed segmentation. While we continue to look for ways to cut costs, this does not detract from our commitment to be the carrier of choice for premium customers. We are maintaining the quality of our schedule for our business customers despite the reduction in domestic capacity. We also continue to invest in products and services that are important to our customers, including the rollout of our very popular international premium and First Class lie flat seats.

In the first quarter we completed two key international terminal moves, joining all the Star carriers in the new Beijing terminal three and moving our operations to a new terminal in Singapore on the same day. These terminal moves provide state of the art facilities and faster connections for our customers to our Star partners. Our goal is not simply to find enough revenue to break even at a $100 or even at $110. Our goal is to generate a return for our shareholders irrespective of the price of fuel. In short, we cannot treat high oil prices as a fleeting problem. We have to adjust our business model over time to become profitable in this environment. We need to pull every lever that is available to us. Be it capacity discipline, fare increases, fuel surcharges, ancillary revenue generation or something as basic as returning pricing segmentation to the market place.

Moving to our revenue outlook, we expect continued unit revenue growth in the second quarter, albeit not at the levels that were achieved over the last few quarters. Now I’ll turn the call back over to Jake.

 Jake Brace  — UAL Corporation - CFO

 Thanks John. Moving to guidance, John covered some of this, but let me go through it again. For the second quarter we expect mainline North American capacity to be down 4.5 to 5.5%, while international capacity is expected to be up 3.5 to 4.5%. Overall, second quarter mainline capacity is expected to be down 1 to 2%, Express capacity is expected to be down 0.5% to up 0.5%, resulting in second quarter consolidated capacity being down 1 to 2%.

While our capacity reductions will continue throughout the year, the greatest reductions will come in the fourth quarter of 2008. For the fourth quarter we expect mainline domestic capacity to be down about 9% and international capacity to be up about 1%. Total mainline capacity is expected to be down 5% in the fourth quarter while consolidated capacity is expected to be down about 4%. All of these reductions follow on the heels of capacity reductions we made in the fourth quarter of 2007 when mainline domestic capacity was down 5% year-over-year and both mainline and consolidated capacity were down 1%. For the full year of 2008, we expect mainline capacity to be down 1.5 to 2.5% and consolidated capacity to be down 1 to 2%. We retain the ability to further reduce capacity if necessary as we have a large number of unencumbered aircraft, as well as some that come up for lease renewal this year.

We estimate that mainline CASM, excluding fuel and special charges, will be up 3 to 3.5% in the second quarter and up between 1.5% and 2.5% for the full year reflecting the cost reductions discussed earlier in the call as well as the capacity reduction I just walked you through. As you will note, our full-year cost guidance remains essentially unchanged from prior guidance despite the significant capacity decrease. We are focused on controlling our unit cost, but obviously this becomes more difficult as we cut capacity. You can find our fuel and hedge position guidance in our earnings release. And now, Rufus, we’re ready to open up the call to questions.

QUESTION AND ANSWER

Operator

 Thank you sir. First we will take questions from the analyst community. Then we will take question from the media. (OPERATOR INSTRUCTIONS). Please hold for a moment while we assemble the queue. And for our first question we go to Frank Boroch with Bear Stearns.

 Frank Boroch  — Bear Stearns - Analyst

 Good morning. Jake, you talked about the $3 billion or so in unencumbered assets, is that something you could use to you think the market is open to tapping that in order to address credit facility or other needs at this time?

 Jake Brace  — UAL Corporation - CFO

 Frank that $3 billion is good hard collateral, it’s aircraft, it’s engines, it’s spare parts, things like that. So it’s good collateral. The credit markets are obviously challenged right now, some days are better than others. But we believe that that collateral can be used in a way to enhance our liquidity or potentially if needed for to raise some liquidity out there in the marketplace. Now, any day you don’t really know what’s going on in the credit markets, you guys can probably tell better than I do. But again that’s good solid collateral.

 Frank Boroch  — Bear Stearns - Analyst

 And Glenn, maybe get your latest thoughts on the latest news of industry consolidation.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 I think Frank, that the point that I made is industry consolidation is now in my mind a component of the action plan that we just outlined for you. I think the industry needs as John said to pull every lever available to it to deal with this issue of escalating fuel price, be it a bubble or not, because it’s our current reality. And the benefits of consolidation and the synergies that would accrue to the participating companies there Frank are just part of the solution.

 Frank Boroch  — Bear Stearns - Analyst

 Okay, great. Thanks guys.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Thank you Frank.

Operator

 We will go next to Mike Linenberg with Merrill Lynch.

 Mike Linenberg  — Merrill Lynch - Analyst

 Yes, good morning. Hey, just with respect to maybe this follows up some of what Frank said, I mean your stock’s off like 35% and I think there’s concerns about whether or not you may be in violation of a covenant. Can you talk about, I think you have one covenant on your bank debt and, sort of where that is. I mean, are you actively engaged in negotiations on that front to address that in light of where fuel prices are? I think if we extrapolate current level fuel prices out over the next couple quarters it looks like not just you but the whole industry will have an issue in meeting their various covenants. Whatever you can say on that front would be helpful, thanks.

 Jake Brace  — UAL Corporation - CFO

 Yes, we have two covenants. One is a minimum cash covenant that we’re well above and the other is a fixed charge coverage ratio which we’re also well above. Obviously with the recent spike in fuel prices and the softening economy the trajectory of our covenant coverage is downward. It’s really very difficult to predict whether we will have an issue or not because, you know, we’re taking these actions to try and combat the higher fuel costs and have to see what the effects of those actions are. We’re not currently in negotiations to amend that covenant because we’re quite comfortably above it right now.

 Mike Linenberg  — Merrill Lynch - Analyst

 Okay. That’s it, thank you.

 Jake Brace  — UAL Corporation - CFO

 Okay.

Operator

 We go next to William Greene with Morgan Stanley.

 William Greene  — Morgan Stanley - Analyst

 Jake, if I can follow up on Mike’s question there. In the event of consolidation, does that change any of the covenants?

 Jake Brace  — UAL Corporation - CFO

 No. There are no triggers in the covenants that relate to consolidation.

 William Greene  — Morgan Stanley - Analyst

 Okay. And then when you think about the plan that you have outlined what do you think that plan envisions for a fuel price? I mean I understand what the assumptions are, but I’m trying to get an understanding have you really developed a plan that is sustainable at $118 a barrel or did you have to set this up a couple weeks ago and so perhaps you’re even lower so how do you adjust if we don’t stop this upward movement in the fuel price, what do you do next?

 Jake Brace  — UAL Corporation - CFO

 Well, I think this is an industry problem, this is not a United issue, this is an industry issue. This industry needs to recover the commodity cost that it pays. And we’re taking responsible actions to put ourselves in the best position to recover those commodity costs, reduced capacity will help us gain some pricing power, but quite frankly at these fuel prices operating the schedule that we are operating doesn’t make sense and I’d suggest that the same thing applies not just at United Air Lines. So we don’t have any aircraft on order, we don’t have plans to buy any aircraft, in fact we are divesting aircraft because in this sort of environment you cannot generate a return for shareholders. I think that there’s a lot of uncertainty out there in the economy, a lot of uncertainty what’s going on with fuel price. We’re taking responsible actions to respond to it, but the industry as a whole needs to act responsibly, because the only way as I mentioned that we’re going to cover this high fuel price is through revenue and that’s the way it should be.

 John Tague  — UAL Corporation - CRO

 John here, we had a conservative base capacity plan for the year. We adjusted that in the fourth quarter call, we’re adjusting it again today. We’re clearly assessing the level of industry action as well as what the economic signals are particularly going into the Fall. And I think it’s likely going to require further adjustment on an industry level and I think we have a strong reputation of being willing to take down those decisions and make them and you should expect that from us in the future.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Bill, I would add, we wouldn’t want to leave you with the impression that this is a static plan that we have drawn a line under. We will continue to pursue other opportunities for us to both improve our revenue performance, right size the Company, and reduce costs. This is simply the plan at its current stage that we wanted to report to you today.

 William Greene  — Morgan Stanley - Analyst

 Okay. Maybe I just have one last quick follow up here on the American Airlines maintenance issues, Frontier bankruptcy, ATA bankruptcy, that’s I assume all in your guidance for the second quarter, the benefits of that, because I assume you did see some.

 Jake Brace  — UAL Corporation - CFO

 We did see some benefits from that. We obviously don’t provide specific revenue guidance, but if we had it would have been in there.

 John Tague  — UAL Corporation - CRO

 Relative to the recent American action, we expect that we probably picked up about $10 million in revenue, so not substantial. We’re not seeing material lingering effects from that. Obviously Frontier continues to operate the schedule that they previously operated. And we’re getting a moderate benefit in the Hawaii marketplace from the reduction in capacity there. But I don’t think it’s not at a level that really causes us to significantly adjust our outlook.

 William Greene  — Morgan Stanley - Analyst

 Okay, thanks for your help.

Operator

 We go next to Jamie Baker with JPMorgan.

 Mark Streeter  — JPMorgan - Analyst

 Hi, actually it’s Mark Streeter here with Jamie. Jake, I’m wondering if you can follow up a little bit on the questions on the bank facility. There seems to be a lot of confusion on the definitions of how that covenant is calculated, because a lot of people I think this morning looked at your numbers and ran their own back of the envelope calculations and came up with a level that was below that one point zero test. So can you maybe help us understand what some of the adjustments are? I know there are some adjustments to how you calculate EBITDAR, given fresh start and so forth, I think that might be helpful.

 Jake Brace  — UAL Corporation - CFO

 Yes, those adjustments I would caution that the calculation cannot be done from publicly available data, because there are a number of adjustments as you said. We haven’t publicly disclosed that calculation. We are in compliance with the covenant, we are comfortably above the covenant right now. As I said earlier if, with the current fuel environment and the revenue environment, our trajectory is downward but I sitting here today can’t honestly tell you what the projected compliance with that covenant might be at the end of the year, because we don’t know what’s going to happen with revenue, we don’t know what’s going to have the effect of this. We are comfortably above the covenant. If we have some news on that we will obviously update you.

 Mark Streeter  — JPMorgan - Analyst

 Great. Then can you just walk us through as you said the trajectory’s going the wrong way. I think as Mike asked in his question everyone has to deal with these covenant issues perhaps over the next couple of quarters here. What is your game plan, what are the options? You can obviously repay the debt if you like, you can raise debt against the unencumbered assets, can you just tell us what you’re sort of thinking about as you run your own contingency planning for how you’re going to fund the Company going forward?

 Jake Brace  — UAL Corporation - CFO

 The first thing we’re going to do is we are going to run the airline responsibly. We will reduce capacity as we have and we’re going to do our best to pass on higher commodity costs and that will be our main focus. As it relates to the credit facility as I said we have $3 billion in unencumbered assets we’re not going to, we haven’t begun any negotiations with the group yet and we’re not going to begin on this call to have those negotiations, but I think you can imagine the alternatives. We have, about $1.3 billion or so outstanding on that. We have a revolver in place that’s not fully drawn, we have about $1.3 billion outstanding, obviously there’s a whole range of options we have. We continue to be focused on our strategic plan and doing things like separating the maintenance business and separating mileage business, both of those obviously have large asset values attached to them as well. So we’re, very focused on running the airline well, we’re focused on our strategic plan and running the business for the shareholders.

 Mark Streeter  — JPMorgan - Analyst

 Thanks Jake.

 Jake Brace  — UAL Corporation - CFO

 You’re welcome.

Operator

 Our next question we go to Kevin Crissey with U BS.

 Kevin Crissey  — UBS - Analyst

 Hi everybody.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Hi Kevin.

 Kevin Crissey  — UBS - Analyst

 Jake you said that you had more capacity available to be taken out with unencumbered aircraft, is that what you said?

 JAKE BRACE  — UAL CORPORATION - CFO

 Yes, we have approximately 70 unencumbered aircraft that after we reduce the fleet by the 30 that we have discussed.

 Kevin Crissey  — UBS - Analyst

 Why not just go ahead and take a drastic impact, drastic capacity cut and then if fuel were to go back down, okay, maybe you’ve given up a little on the revenue side, why choose this level, why wait to see what’s going to happen, just do it?

 John Tague  — UAL Corporation - CRO

 John here Kevin. So I think, the picture is very different obviously between now and Labor Day. Much more of this capacity is obviously going to perform acceptably between now and Labor Day. We still have time to make our final decision post Labor Day and as I said to you, we are going to look at the facts and be prepared to make subsequent cuts if appropriate. But we have run our numbers and we can’t find cuts beyond this that really make sense between now and Labor Day. We are evaluating the possibility of moving some of that forward, so as Glenn mentioned this is very dynamic, we have a strong will to act here, demonstrated history I think of being responsible, and you should assume that work is ongoing and there will be new facts in the future as we hit some of these deadlines.

 Kevin Crissey  — UBS - Analyst

 Thank you very much.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Thank you.

Operator

 We go next to Ray Neidl with Calyon Securities Inc.

 Ray Neidl  — Calyon Securities Inc. - Analyst

 Yes, Jake in your quest to cut costs could you comment on what you might be doing if anything with your regional partners, are the contracts locked in, is there any flexibility there, might be there be a buyout of some of those contracts?

 Jake Brace  — UAL Corporation - CFO

 Yes, Ray, we have some flexibility under some of those contracts and we’re obviously working on reducing our costs everywhere. I don’t want to comment on any specific activities underway, but we remain in discussion with our regional partners and look for various ways to reduce costs.

 Ray Neidl  — Calyon Securities Inc. - Analyst

 Okay. Jake, could you give an update on the status of looking at maybe spinning off or selling off your MRO or frequent flyer program?

 Jake Brace  — UAL Corporation - CFO

 Yes, I don’t have a lot to update on the frequent flyer program. We continue to make progress there as we in our effort to separate the business. We have got a separate P&L for the business now that we’re examining internally and as I think I said most recently road testing the relationship between the airline and the mileage company. So not a lot to update there, that to the extent that we would have more to talk about would be something that we would begin talking about in the summer or the early fall. The MRO as I’m sure you know, we had a change in the union representing our mechanics from AMFA to the Teamsters. So while we had been, had some long discussions with the AMFA leadership about the MRO subject, we have only just begun those discussions with the Teamsters. So the change in leadership obviously would slow us down a bit there, because we have to begin discussions that we had literally been having for several years with the AMFA leadership, we need to start with the Teamsters. They have only been on property here for a few weeks.

 Ray Neidl  — Calyon Securities Inc. - Analyst

 Okay. Finally the aircraft that you’re taking out of the fleet, either leased or owned, will they be grounded, sold overseas, will they come back to haunt you with somebody else?

 Jake Brace  — UAL Corporation - CFO

 Well, our intent is that again they be permanent. We haven’t totally decided which aircraft they are, so we have a possibility of either selling them if they are owned aircraft or just, not renewing the lease if you will on leased aircraft. So we have better ability to control the destiny of the owned aircraft and traditionally those have been sold for use overseas. With the leased aircraft, as I mentioned, we don’t really control the destiny of that aircraft. But I think most of the aircraft that we’re talking about, all 737s, and they’re old and they’re our oldest aircraft and our least fuel efficient aircraft, least total efficient aircraft. And the places where those aircraft tend to be deployed tend to be overseas.

 Ray Neidl  — Calyon Securities Inc. - Analyst

 Thank you Jake.

Operator

 Our next question comes from Daniel McKenzie with Credit Suisse.

 Daniel McKenzie  — Credit Suisse - Analyst

 Yes, hi, thanks. So far we have had one stock for stock M&A deal that did not include incremental liquidity as part of the announcement. Given the covenant concern, what is your sense about how likely and how available is capital to recapitalize as part of any potential M&A announcement?

 Jake Brace  — UAL Corporation - CFO

 I can’t comment on what happened in the other M&A announcement that was rumored to have additional capital and then showed up without capital. We have not commented on our M&A situation, as it were, and whether or not that would include outside capital. But I think that there’s a strong case to be made that if we are consolidating the business, that that is a proposition that there are people who would be interested in investing in a newly consolidated industry. Obviously against the backdrop of $118 fuel, it’s more challenging investment, but that’s something that we’re going to think about hard as we look at consolidation opportunities if they occur.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Dan, I would suggest that back to the earlier discussion that if you take the plans that we’re discussing today, capacity discipline as a principle rather than a synergy, take the focus on cost management that we’re discussing today, again the plan with respect to the value of each one of the businesses within the two portfolios that might consolidate, if you took our plan and our discussion relative to that value that needs to be identified and unlocked and you layered it over a consolidating scenario, I think you have attractive investment proposition seen through the lens of the discussion that we’re having about our own opportunities, which I don’t think has yet made it to the back of the proverbial envelope.

 Daniel McKenzie  — Credit Suisse - Analyst

 Okay, good. I appreciate that, thanks a lot.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Thanks.

Operator

 We go next to Chris Cuomo with Goldman Sachs.

 Jake Brace  — UAL Corporation - CFO

 Chris, are you there?

Operator

 Mr. Cuomo, please check your mute button. Hearing no response we will move on to Bill — one moment, please. We will go next to Bill Mastoris with Broadpoint Capital.

 Bill Mastoris  — Broadpoint Capital - Analyst

 Thank you. Jake, how are the covenants in your credit card processing agreement different from your bank credit agreement or are they substantially the same just in terms of fixed charge, unrestricted cash covenants?

 Jake Brace  — UAL Corporation - CFO

 They are different, they are less strict in both cases. We have two agreements that are not public and I’m not going to disclose them here, but I can say that in both cases they are less strict, if you will, than our bank facility.

 Bill Mastoris  — Broadpoint Capital - Analyst

 Okay. And the credit card processing agreement, the expiration on that is?

 Jake Brace  — UAL Corporation - CFO

 I don’t know off the top of my head, it’s several years. We put it in place right when we exited from bankruptcy, I don’t recall. I think we put in place a five year agreement, but I’m not sure.

 Bill Mastoris  — Broadpoint Capital - Analyst

 Okay. And the current hold back on that is, if you’re at liberty to disclose.

 Jake Brace  — UAL Corporation - CFO

 I’m not, but you can see — I will tell you it’s several hundred million dollars. It makes up not the largest portion of our unencumbered or our restricted cash I should say, but somewhere approaching that. It’s right around 300.

 Bill Mastoris  — Broadpoint Capital - Analyst

 Okay, thank you.

Operator

 And ladies and gentlemen, this does conclude the Analyst and Investor portion of our call today. Before we take questions from the media I would like to turn the call back to Mr. Tilton for closing remarks.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Thank you. I’d like to close the really the questions gave us the opportunity to speak to my closing remarks. We’re going to take the plan that we have shared with you, we are going to recognize that it needs to be dynamic given the changing circumstances in the marketplace. We’re going to continue to challenge that plan as we go forward. The opportunities that we have within the Company to improve the performance of the Company that we shared with you at Investor Day remain with us, and they would only be magnified in the context of consolidation if in fact that were to happen with this Company and any other. So with that I’ll turn the call back over to Kathryn for any final comments, then we will conclude the call.

 Kathryn Mikells  — UAL Corporation - IR

 Thanks Glenn. As you heard today clearly the Company has taken significant action in terms of the change to our tactical plan for 2008. We have got a solid road map ahead of us and we’re all here at United vigorously advancing those actions. Now I’m going to hand it back to the operator, we’re ready to take questions from the media.

Operator

 (OPERATOR INSTRUCTIONS) We will now take questions from the media. (OPERATOR INSTRUCTIONS) We will pause for just a moment to assemble the queue. And for our first question we go to Julie Johnson with the Chicago Tribune.

 Julie Johnson  — Chicago Tribune - Media

 Good morning. Glenn, I’m just wondering if you could give us a little color as to discussions with labor regarding consolidation, has there been any outreach, have you made any effort to get some buy in to win support for potential deals.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Julie, as you know, we have labor represented on our board of directors. So ALPA and the IAM are members of our board and they have been involved in all of the discussions that we have had with our board relative to this important issue for the Company. So that’s the first part of my answer, number two, we take the opportunity at the Company to have a senior office at the Company brief the other unions at United on the discussions that take place at the board subsequent to the board meeting. So, our discussions have been really very transparent. As a matter of fact Julie they continue to date and we will actually have a discussion today with the labor group about the opportunity that we may have before us.

 Julie Johnson  — Chicago Tribune - Media

 Okay, interesting. Any potential to revisit contracts ahead of the Section 6 negotiations with consolidation potentially, provide the opportunity for both sides to get down and hammer out some issues.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Early days Julie and really far too premature for us to be commenting on that now.

 Julie Johnson  — Chicago Tribune - Media

 Okay, great, thank you.

Operator

 We go next to Ted Reed with the Street.com.

 Ted Reed  — Street.com - Media

 Thank you. Good morning.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Hi Ted.

 Ted Reed  — Street.com - Media

 First of all about consolidation, on the Delta Northwest call they felt there was a timetable due to the departure, coming departure of the Bush administration. Do you also feel there is a timetable that you’re on.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Yes, I think we’re on a timetable Ted that may be better defined by $118 oil than any particular administration. And as I tried to say in the call, if the case were compelling at the end of last year it’s more compelling today from an economic perspective. So we are moving a pace, but not being driven by any particular calendar that emanates from Washington.

 Ted Reed  — Street.com - Media

 Okay. And also is what happened Delta Northwest, is that what you expected to happen, is that what you were planning for?

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 I think Ted, I don’t know that it was you, but I think perhaps one of your colleagues described it as the worst kept secret in the industry for quite sometime.

 Ted Reed  — Street.com - Media

 So you were expecting it.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 That would be a yes, Ted.

 Ted Reed  — Street.com - Media

 All right, thank you. One other thing for John. John, you talked about the industry needs to do more on capacity reduction. It’s my impression from the calls I’ve been on that the industry is being increasingly aggressive about capacity reduction. Do you feel that there’s even more that can be done.

 John Tague  — UAL Corporation - CRO

 Well, you know, I think we have seen some encouraging signs as of late, although you do still have some significant low cost carriers that have growth in their plan. And it’s hard to imagine how you get that to work in this environment. I think equally as important Ted we’re all going to have to do reassessment depending upon how things progress over the next several months. Without speaking about individual participants I do believe that the aggregate industry result is inadequate.

 Ted Reed  — Street.com - Media

 All right, thank you.

Operator

 We go next to Kelly Yamanouchi with the Denver post.

 Kelly Yamanouchi  — Denver Post - Media

 Hi there. I’m wondering how Denver will be affected by the route cuts and job cuts and if there is a chance that you might cut the Denver-London route or make it seasonal.

 John Tague  — UAL Corporation - CRO

 We are consistently evaluating, as you know we just started that. We always evaluate our international schedules. We have not made any decision in that regard Kelly. We are not releasing the specific schedule at this time, it should be available out in the marketplace in the next four to six weeks. So we’re still finalizing those decisions, however, as you suggest all of our hubs will see a reduction in capacity.

 Kelly Yamanouchi  — Denver Post - Media

 I was also wondering, you mentioned that the job reductions would be through layoffs, retirements and furloughs. Is it all three in both management and unionized groups.

 Jake Brace  — UAL Corporation - CFO

 This is Jake. Yes, we obviously haven’t worked through all the details yet, but I would expect to be through a combination of the three in both the salaried and management group as well as the represented group.

 Kelly Yamanouchi  — Denver Post - Media

 Okay, great, thank you.

Operator

 We go next to Del Wilbur with the Washington post.

 Del Wilbur  — Washington Post - Media

 Hi, guys, I was wondering if you could give me a little bit more color on the fees that passengers and others can expect to see in coming months. I think you talked about that a little bit. Is there a little bit more what you guys are thinking about in the future.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 Well, as I mentioned the change fee is a very good component, big component of that estimate going from $100 to $150. Really not in a position to go through the remainder in part because there’s probably 30 and we have not yet acted on some of those decisions and it would be inappropriate for me to discuss it. But frankly you can imagine if we have a fee we evaluate raising it. In most cases have determined in this environment it’s appropriate.

 Del Wilbur  — Washington Post - Media

 Will there be like a fee for if you want to choose, I know you offer economy plus, like window and aisle seats like U.S. Airways just did.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 We have made no further decisions relative to charging for seat assignment, although it is under evaluation. It was not included in our estimates today.

 Del Wilbur  — Washington Post - Media

 Thank you very much.

Operator

 Our next question comes from Lori [Rensin] with Air Transport Intelligence.

 Lori Rensin  — Air Transport Intelligence - Media

 Good morning. Yes, I just wanted to know if you had a timeframe of when the 30 aircraft are going to exit the fleet, will it be more towards the back half of the year and my apologies, I missed the first portion of the media Q&A, did you say that there were going to be some discussions today regarding an opportunity in terms of consolidation with labor groups.

 Glenn Tilton  — UAL Corporation - President - Chairman - CEO

 What I said was the discussions that we regularly schedule around our board call that include two particular labor groups are ongoing, including a discussion today that simply brings the other groups up-to-date with what those who participate in the board calls have already heard.

 Lori Rensin  — Air Transport Intelligence - Media

 Thank you. And in terms of aircraft exiting the fleet.

 Jake Brace  — UAL Corporation - CFO

 It would be toward, after the summer basically.

 Lori Rensin  — Air Transport Intelligence - Media

 Thank you.

Operator

 Thank you ladies and gentlemen, this does conclude our call for today. You may disconnect your lines at this time. And we do appreciate your participation.